Exhibit 99.1

Altitude International Receives New Order to Provide US Military with Special Mobile Atmospheric Water Generating Units

PR Newswire

PORT ST. LUCIE, Fla., July 28, 2021

PORT ST. LUCIE, Fla., July 28, 2021 /PRNewswire/ — Altitude International Holdings, Inc (OTCQB: “ALTD”) along with its Strategic Water Partner, Russkap Holdings, have been contracted by the US Department of Defense to create a new mobile water delivery system. ALTD’s wholly-owned subsidiary, Altitude Water (formerly Trident Water), will be manufacturing these unique mobile units that will give all branches of the military the ability to utilize atmospheric water generation while in transit.

Yehuda Kaploun, President of RussKap Holdings stated, “This breakthrough contract which incorporates both Army and Navy research groups, will make certain that all branches of the military will be able to use our units in a mobile capacity on trucks and other vehicles. It is now becoming the norm for many military bases to purchase our Tiffany home/office military unit as well.”

Greg Breunich, ALTD CEO added, “This is a huge step forward for our team as we continue to gain faith from all sides of the Pentagon through these highly specialized orders, along with several new conventional purchases. To be part of this jointly commissioned research contract brings us that much closer to making our AWG’s a standard component of the military toolbox. Our flourishing relationship with Russkap has produced great dividends for all, as they continue to land new orders that allow us to display our unmatched ozone technology as well as our ability to reliably perform in a timely manner. We are truly gratified by the response we are receiving from the troops and officers alike and look forward to rapidly expanding our military presence and alliances.”

SAFE HARBOR STATEMENT

This press release contains certain “forward-looking statements,” as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management’s current expectations. The economic, competitive, governmental, technological and other factors identified in the Company’s previous filings with the Securities and Exchange Commission may cause actual results or events to differ materially from those described in the forward-looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information future events or otherwise.

Media contact: Justin Baronoff 561-750-9800; justin@transmediagroup.com.

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SOURCE Altitude International Holdings, Inc.